Made2Manage Systems Inc. 450 E. 96th Street, Suite 300 Indianapolis, IN 46240 P: 317.249.1200 F: 317.249.1999

FOR IMMEDIATE RELEASE

Contact:	Traci M. Dolan Vice President, Finance, and Chief Financial Officer (317) 249-1327 ir@made2manage.com www.made2manage.com

Made2Manage Systems Reports Profit for Second Quarter and First Half of 2003

INDIANAPOLIS, July 17, 2003 — Made2Manage Systems Inc. (Nasdaq: MTMS), a leading provider of comprehensive enterprise business systems for small and midsize manufacturers and distributors, today reported a profit for the second quarter and for the first half of 2003.

For the quarter ended June 30, 2003, net income was $342,000 or $.07 per diluted share, a significant improvement from a net income of $135,000 or $.03 per diluted share in the second quarter of 2002. Operating income was $294,000 for the second quarter of 2003, compared to $60,000 in the second quarter of the prior year. In addition, the company generated $500,000 of positive cash flow from operations in the second quarter of 2003 resulting in cash and investments at June 30, 2003, of $17.2 million.

Total revenues in 2003’s second quarter were $7.9 million compared to $8.5 million in 2002’s second quarter. Software license revenue was $2.2 million compared to $3.1 million in the second quarter of 2002 and reflects continued softness in capital spending in a tough economy. Service revenues grew to $5.4 million from $5.2 million in the second quarter of 2002, primarily due to the growth in the number of customers with support and maintenance contracts.

For the six months ended June 30, 2003, the net income was $222,000 or $.04 per diluted share, an improvement over a loss of $199,000 or ($.04) per diluted share in 2002.

Total revenues for the six months ended June 30, 2003, were $15.2 million compared with $15.9 million in 2002. Software license revenues declined to $3.9 million from $5.1 million a year earlier, while service revenues increased to $10.8 million from $10.5 million in 2002.

David B. Wortman, chairman and chief executive officer, said, “We continue to operate in a very difficult business environment. That being the case, we are pleased to have generated operating and net income and positive cash flow from operations for the quarter and year to date. Our diligence in managing costs is evident in our improved profitability on lesser revenues when compared with the prior year.”

“While the market for enterprise software is very competitive and the economy not yet strong, it is indisputable that there is still a significant need for small and midsize manufacturers and distributors to invest in the types of software and services Made2Manage provides. We stand ready to meet their business system needs,” said Wortman.

Outlook for the Second Half of 2003

The company anticipates that its financial performance for the second half of 2003 will exceed that of 2002. Given the difficult economic climate and the competitive nature of the enterprise software space, the company projects modest revenue growth accompanied by improved profitability in the last half of 2003 as compared to the same period of the prior year. The company also expects to continue to realize positive cash flow from operations in the second half of 2003.

Second Quarter 2003 Conference Call

David Wortman, chief executive officer, and Traci Dolan, chief financial officer, will host a conference call to discuss the company’s second quarter 2003 financial results at 11 a.m. Eastern Daylight Time on Thursday, July 17, 2003. Investors will have the opportunity to listen to the conference call live at the company’s Web site, www.made2manage.com. To listen to the live call via the Internet, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available two hours after the call and will remain available for 90 days.

Proposed Transaction With Battery Ventures VI, L.P.

The company has entered into an Agreement and Plan of Merger, dated June 4, 2003, with BV Holding Co., Inc., a subsidiary of Battery Ventures VI, L.P., and Scottsdale Merger Sub, a wholly owned subsidiary of BV Holding Co. Under the Merger Agreement, Made2Manage and Merger Sub will merge and the company will become a wholly owned subsidiary of BV Holding Co. if the holders of at least a majority of the outstanding shares of common stock approve the Merger Agreement. The company’s shareholders meeting to vote on the Merger Agreement is scheduled to take place on July 30, 2003. In the event the shareholders approve the Merger Agreement, the company expects the transaction to close on or about August 7, 2003. The company filed a proxy statement and related documents containing a recommendation with respect to the proposed transaction on June 23, 2003. The documents are available at no charge at the SEC’s Web site at www.sec.gov or by contacting the Made2Manage Investor Relations department at ir@made2manage.com.

About Made2Manage Systems Inc.

Made2Manage Systems delivers a comprehensive enterprise business system designed specifically for the unique needs of small and midsize manufacturers and distributors. The company’s extensible, end-to-end solution and award-winning customer services are designed to evolve with a manufacturer’s individual business environment while protecting the original technology investment. Real-time scheduling and information retrieval capabilities help manufacturers maximize shop floor throughput and profitability, communicate more effectively with business partners across the supply chain, and quickly access meaningful data to make critical business decisions. With more than 25,000 licensed users, Made2Manage works with discrete manufacturers and distributors servicing a variety of industries, including fabricated metals, industrial and commercial machinery, electronics, and rubber and plastics products. Visit the Made2Manage Systems Web site at www.made2manage.com. Made2Manage Systems may be reached via e-mail at info@made2manage.com or by calling (800) 626-0220.

Safe Harbor Provision

This press release contains certain “forward-looking statements” that reflect Made2Manage Systems’ expectations regarding its future growth, results of operations, performance, and business prospects and opportunities. Words such as, “estimates,” “believes,” “anticipates,” “plans” and similar expressions may be used to identify these forward-looking statements, but are not the exclusive means of identifying these statements. These statements reflect Made2Manage Systems’ current beliefs and are based on information currently available to Made2Manage Systems. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause Made2Manage Systems’ actual growth, results, performance, and business prospects and opportunities to differ from those expressed in, or implied by, these statements. Made2Manage Systems believes its primary risk is the uncertainty of the U.S. economy and its effects on the customers it serves with respect to their willingness and ability to purchase the company’s software and services. Other risks, uncertainties and other factors include Made2Manage Systems’ ability to develop and market existing and acquired products; Made2Manage Systems’ ability to successfully integrate its acquired products; Made2Manage Systems’ ability to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the ERP market; Made2Manage Systems’ ability to develop and market a Web-based ERP system; risks associated with developing products using next-generation Internet technology; risks associated with conducting a consulting services business; general economic and business conditions, which may reduce or delay customers’ purchases of Made2Manage Systems’ products and services; and Made2Manage Systems’ ability to anticipate variability of quarterly revenues, manage rapid growth, attract and retain key employees, deliver new product introductions, achieve market acceptance of the products, and protect its proprietary software infringement or misappropriation. Made2Manage Systems is not obligated to update or revise these forward-looking statements to reflect new events or circumstances or otherwise. Additional information concerning factors that could cause results to differ materially from those in the forward-looking statements is contained in the company’s SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2002.

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MADE2MANAGE SYSTEMS, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)

Statement of Operations Data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Total revenues	$7,885	$8,480	$15,228	$15,914
Operating income (loss)	294	60	128	(355)
Net income (loss)	342	135	222	(199)
Per share amounts:
Basic:
Net income (loss)	$0.07	$0.03	$0.04	$(0.04)
Weighted-average shares outstanding	4,944	4,879	4,937	4,867
Diluted:
Net income (loss)	$0.07	$0.03	$0.04	$(0.04)
Weighted-average shares outstanding	5,195	5,195	5,103	4,867

Balance Sheet Data:

	June 30, 2003	December 31, 2002
Cash and marketable securities	$17,173	$16,513
Total assets	25,492	25,128
Long-term obligations, less current portion	---	23
Total shareholders' equity	12,271	11,940

MADE2MANAGE SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$16,273	$15,613
Marketable securities	900	900
Trade accounts receivable, net	5,380	5,475
Prepaid expenses and other	1,290	1,275

Total current assets	23,843	23,263
Property and equipment, net	1,649	1,865

Total assets	$25,492	$25,128

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,094	$476
Accrued liabilities	2,222	2,256
Current portion of capitalized lease	85	112
Deferred revenue	9,359	9,619

Total current liabilities	12,760	12,463
Capitalized lease	---	23
Deferred revenue	461	702

Total liabilities	13,221	13,188

Shareholders' equity:
Preferred stock, no par value; 2,000,000 shares authorized, no shares
issued and outstanding at June 30, 2003, and December 31, 2002	---	---
Common stock, no par value; 10,000,000 shares authorized, 4,960,935 and
4,925,447 shares issued and outstanding at June 30, 2003, and
December 31, 2002, respectively	23,029	22,920
Accumulated deficit	(10,758)	(10,980)

Total shareholders' equity	12,271	11,940

Total liabilities and shareholders' equity	$25,492	$25,128

MADE2MANAGE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Software	$2,214	$3,116	$3,947	$5,094
Services	5,362	5,213	10,756	10,511
Hardware	309	151	525	309

Total revenues	7,885	8,480	15,228	15,914

Costs of revenues:
Software	411	533	811	963
Services	2,024	2,213	4,032	4,298
Hardware	252	107	420	220
Restructuring	---	---	(51)	---

Total costs of revenues	2,687	2,853	5,212	5,481

Gross profit	5,198	5,627	10,016	10,433

Operating expenses:
Sales and marketing	2,602	3,043	5,112	5,945
Product development	1,277	1,357	2,685	2,654
General and administrative	1,025	1,167	2,091	2,189

Total operating expenses	4,904	5,567	9,888	10,788

Operating income (loss)	294	60	128	(355)
Other income, net	58	75	114	156

Income (loss) before income taxes	352	135	242	(199)
Income tax provision	10	---	20	---

Net income (loss)	$342	$135	$222	$(199)

Per share amounts:
Basic:
Net income (loss)	$0.07	$0.03	$0.04	$(0.04)
Weighted-average shares outstanding	4,944	4,879	4,937	4,867

Diluted:
Net income (loss)	$0.07	$0.03	$0.04	$(0.04)
Weighted-average shares outstanding	5,195	5,195	5,103	4,867